EXHIBIT 12.1

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
                        U.S. RESTAURANT PROPERTIES, INC.
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                 Years ended December 31,
                                 ------------------------------------------------------------------
                                      1993        1994         1995          1996        1997
                                 ------------  ----------  ------------   -----------  ------------

Net income                        $ 4,528       $4,933      $  5,223       $   7,473    $ (9,393)

Fixed Charges:
    Interest Expense                  109           90           262           2,558      10,011
    Amortization of Debt Issue
      Costs                                                        1             162         385
    Rent Exp. Portion
      Representing Interest                                        1               5           5
                                 ------------  ----------  ------------   -----------  ------------
         Total Fixed Charges          109           90           264           2,725      10,401

Earnings                          $ 4,637       $5,023      $  5,487       $  10,198    $  1,008
                                 ============  ==========  ============   ===========  ============
Fixed Charges and preferred
 stock dividends:
    Fixed charges                 $   109       $   90      $    264       $   2,725    $ 10,401
    Preferred stock dividends          --           --            --              --         868
                                 ------------  ----------  ------------   -----------  ------------
Combined fixed charges and
 preferred stock dividends        $   109       $   90      $    264       $   2,725    $ 11,269
                                 ============  ==========  ============   ===========  ============

    Ratio of Earnings to
     Fixed Charges                  42.54x       55.81x        20.78x          3.74x       .10x (1)
    Ratio of Earnings to
     Combined Fixed Charges and
     preferred stock dividends      42.54x       55.81x        20.78x          3.74x       .09x (1)

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(1) During 1997, the Company recorded a non-cash, unusual charge of $19,220 related to the termination of the management contract. Excluding the effects of this unusual charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 1.94x and 1.80, respectively for 1997.